                                                                      Exhibit 11

                       COMPUTATION OF EARNINGS PER SHARE
                (dollars in thousands, except per share dollars)

                                                       Fiscal Years
                                             --------------------------------
                                                1997       1996       1995
                                             ---------- ---------- ----------
    Weighted average common shares
      outstanding during the year                5,344      5,389      5,389

    Effect of dilutive stock options, net
      of shares assumed repurchased at
      average market price                         -           10        -
                                              --------   --------   --------

    Weighted average common shares and
      common share equivalents                   5,344      5,399      5,389
                                              ========   ========   ========

    Net Income (Loss)                         $   (860)  $  3,704   $(19,380)
                                              ========   ========   ========

    Earnings (Loss) per share                 $   (.16)  $    .69   $  (3.60)
                                              ========   ========   ========


The difference between primary earnings (loss) per share and fully diluted earnings (loss) per share is not significant for the periods presented.





                                       73